EXHIBIT 23.2


STONEFIELD
JOSEPHSON, Inc.
Certified Public Accountants
Business Advisors


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
AMERICAN TONERSERV CORP.
(FORMERLY Q MATRIX, INC.)
Santa Rosa, CA



We consent to the inclusion in this Registration Statement on Form SB-2/A of our Report of Independent Registered Public Accounting Firm dated April 28, 2005, on our audits of the financial statements of AMERICAN TONERSERV CORP. (formerly Q MATRIX, INC.) for the years ended December 31, 2004 and 2003, which contains a paragraph relating to an uncertainty as to the Company's ability to continue as a going concern. The Registration Statement is to be filed with the commission on approximately July 15, 2005.

We also consent of the reference to us as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS

San Francisco, California
July 15, 2005